                                                                                       NEWS RELEASE
Contact:  Troy D. Cook
Executive Vice President &
Chief Financial Officer
913-327-3109

NPC International, Inc. Reports Fourth Fiscal Quarter and Annual 2009 Results

Overland Park, Kansas, (March 26, 2010) - NPC International, Inc. (the “Company”), today reported results for its fourth fiscal quarter and fiscal year ended December 29, 2009.

FOURTH QUARTER HIGHLIGHTS:

•	The fourth quarter of 2009 was comprised of 13 weeks while 2008 contained 14 weeks.
•	Non-GAAP Adjusted EBITDA ("Adjusted EBITDA") from continuing operations (reconciliation attached) of $19.0MM was below the prior year by $4.2MM or 17.9%.
•	Loss from continuing operations of $0.3MM compared to income of $3.2MM recorded last year.
•	Debt remained equal to the third quarter at $433.7MM while cash increased by $4.2MM to $14.7MM.
•	Comparable store sales from continuing operations declined -10.5% rolling over a decrease of -3.4% last year.

YEAR-TO-DATE HIGHLIGHTS:

•	Fiscal 2009 was comprised of 52 weeks while 2008 contained 53 weeks.
•	Adjusted EBITDA from continuing operations (reconciliation attached) of $94.5MM exceeded the prior year by $13.3MM or 16.4%.
•	Income from continuing operations of $10.4MM was $2.9MM or 38.9% greater than the $7.5MM recorded last year.
•	Debt declined $20.1MM and cash increased by $9.3MM from last fiscal year end on strong free cash flow despite investing $13.3MM in net acquisition/divestiture activity in our first fiscal quarter.
•
Our Leverage ratio increased to 4.51X Consolidated EBITDA, as defined in our credit agreement from 3.92X at last fiscal year end compared to maximum leverage per our credit agreement of 5.25X at fiscal year end.

•	Comparable store sales from continuing operations declined -10.2% rolling over growth of 2.0% from last year.

FIRST QUARTER 2010 OUTLOOK:

•	Comparable store sales for the first quarter 2010 are estimated to be around 10.0%.
•
We are required to make a mandatory excess cash flow payment on our senior secured credit facility of $31.3MM, which we intend to pay from our cash reserves on March 30, 2010.  If this payment were applied to fiscal 2009 results, our leverage ratio at fiscal year end 2009 would have been 4.19X in lieu of the 4.51X reported.

The Company’s annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations are set forth in the Company’s Form 10-K for the fiscal year ended December 29, 2009 which can be accessed at www.sec.gov.

NPC’s President and CEO Jim Schwartz said, “We are not pleased with the performance of the Pizza Hut brand and consequently, our own performance during fiscal 2009 and the fourth quarter’s results were essentially a continuation of this disappointment.

However, the brand did some ground breaking work on value during the fourth quarter and as a result we are optimistic that we have identified a message that resonates with the consumer and we are reaping the benefits during the first quarter of fiscal 2010.

As expected our fourth quarter comparable store sales improved versus our third quarter result but remained soft despite much easier comparisons as we lapped the initial effects of the recession a year ago.  Our operators controlled the business admirably but the loss of sales volume was too significant for our operators to completely overcome as two year comparable store sales declined 13.9% compared to a decline of 8.0% in the third quarter of 2009.  As a result, Adjusted EBITDA from continuing operations fell below the prior levels by 17.9% for the only negative Adjusted EBITDA comparison quarter this fiscal year.  In spite of this quarter’s results we grew Adjusted EBITDA on a full year basis from continuing operations by $13.3MM or 16.4% and maintained Adjusted EBITDA flat with last year when including the impact of discontinued operations.

As we look forward to fiscal 2010 the sales environment is no less challenging than it was in 2009.  The consumer remains under extreme pressure with unemployment stagnating at record levels and no employment recovery visible on the immediate horizon.  As a result, the brand has focused upon giving the consumer a combination of the value and abundance that they have been searching for from our segment.  We believe that our new value initiative has reset the quality/value bar in the pizza segment and our stores are reaping the benefits of this change with improved sales and traffic during our first fiscal quarter of 2010. Currently, we expect to generate comparable store sales of around 10.0% during the first quarter of 2010 due to the effectiveness of this promotion.  Obviously this is a significant and welcome change in the trajectory of our business from fiscal 2009.   Further, we intend to make our required $31.3 million excess cash flow payment on March 30, 2010, which we expect to fund wholly through our cash reserves.  If this mandatory excess cash flow payment were applied to fiscal 2009 results, our leverage ratio at fiscal year end 2009 would have been 4.19X in lieu of the 4.51X reported.

There is much work to be done in our brand and at NPC on a local level to drive greater market share and increased profitability.  We expect to experience only modest commodity inflation during 2010 at this point, and for the first time in three years we are not facing a pending federal minimum wage increase.  We are determined to make 2010 a year of recovery and we look forward to sharing our results with you as we progress on this journey back to the leadership position in this category.”

The fourth quarter loss from continuing operations was $0.3 million compared to income of $3.2 million for the same period last year.  Increased net product sales and fees and other income, lower product ingredient costs, lower interest expense and lower income tax expense provided year-over-year benefit to the quarter.  However, these favorable variances were more than offset by lower restaurant margins due to soft sales and higher costs in the acquired units including direct labor costs and increased other restaurant operating expenses largely due to a higher cost structure (higher royalty expense, higher depreciation expense, among other items).  Also offsetting the favorable variances were increased general and administrative expenses associated with increased direct supervisory personnel and related costs in support of the acquired unit operations, as well as one less week of operations than the prior year.

On a full year basis, income from continuing operations was $10.4 million compared to $7.5 million last year.  This increase was due to increased net product sales and fees and other income, lower product ingredient costs, lower interest expense and lower income tax expense.  These favorable variances were partially offset by lower restaurant margins due to soft sales and higher costs in the acquired units including direct labor costs and increased other restaurant operating expenses largely due to a higher cost structure (higher royalty expense and higher depreciation expense, among other items).  Also offsetting the favorable variances was increased general and administrative expenses associated with increased direct supervisory personnel and related costs in support of the acquired unit operations, as well as acquisition assimilation and training costs incurred and the prior year benefit of an additional week of operations.

We recorded a net loss of $0.3 million for the fourth quarter compared to a net loss of $25.4 million last year.  We reported a loss, net of taxes, from discontinued operations of $28.6 million for the fourth quarter of last year due to the loss on the sale of 70 and 42 units to PHI on December 9, 2008 and January 20, 2009 and no effect in the current quarter.

On a full year basis we reported net income of $10.4 million this year compared to a loss of $18.1 million last year.  We incurred a loss from discontinued operations, net of taxes, of $0.1 million this year compared to a loss of $25.6 million last year due to the aforementioned loss on sales of units to PHI.

Net product sales for the fourth quarter were $203.3 million, for an increase of $13.4 million or 7.1% compared to the same quarter of the prior year, due to a 28% increase in equivalent units resulting mostly from the acquisition of 288 units in the fourth quarter of 2008 and 105 units in the first quarter of 2009.  This increase was largely offset by a comparable store sales decline of 10.5% and an additional week of operations in the prior year, which contributed an additional $14.5 million or 7.6% to the fourth quarter of last year’s sales volume.

Net product sales for the fiscal year were $845.1 million, for an increase of $178.2 million or 26.7% compared to the same period of the prior year, due to a 42% increase in equivalent units resulting mostly from the aforementioned acquisitions.  This increase was partially offset by a comparable store sales decline of 10.2% and an additional week of operations in the prior year which contributed an additional $14.5 million or 2.2% to last year’s sales.

Fees and other income were $9.1 million this quarter, an increase of $1.8 million over last year. On a year-to-date basis, fees and other income were $37.4 million, for an increase of $14.5 million over last year.  These increases for the quarter and year-to-date were largely due to a higher mix of delivery transactions in the acquired units versus our comparable operations which more than offset the fees and other income attributable to the additional week of operations in the prior year.

Adjusted EBITDA from continuing operations for the fourth fiscal quarter was $19.0 million which was $4.2 million or 17.9% less than last year.  Increased net product sales and fees and other income were more than offset by lower restaurant margins due to soft top line sales, increased general and administrative expenses and an additional week of operations in the prior year.  Based on a pro-rata allocation of sales assuming Adjusted EBITDA margins realized in the fourth quarter, we estimate that this contributed approximately $1.8 million in incremental Adjusted EBITDA to prior year’s result.

On a full year basis Adjusted EBITDA from continuing operations was $94.5 million which was $13.3 million or 16.4% more than last year.  This increase is attributable to higher net product sales and fees and other income, which were partially offset by increases in general and administrative expenses, and an additional week of operations in the prior year, which we estimate contributed approximately $1.8 million in incremental Adjusted EBITDA to prior year’s result.

Adjusted EBITDA for the fourth quarter, including the effect of discontinued operations, was $19.0 million which was $7.1 million or 27.2% less than last year.  On a full year basis

Adjusted EBITDA including the effect of discontinued operations, was $94.6 million which was $0.6 million greater than last year.

CONFERENCE CALL INFORMATION:

The Company’s Fourth Quarter Earnings conference call will be held Monday, March 29, 2010 at 9:30 am CDT. You can access this call by dialing 866-277-1184.  The international number is 617-597-5360. The access code for the call is 81523902.

Go to www.npcinternational.com and click on the Thomson Financial logo in the investor information section or go to www.earnings.com.

For those unable to participate live, a replay of the call will be available until April 5, 2010 by dialing 888-286-8010 or by dialing international at 617-801-6888.  The access code for the replay is 36807805.

A replay of the call will also be available at the Company’s website at www.npcinternational.com.

NPC International, Inc. is the world's largest Pizza Hut franchisee and currently operates 1,149 Pizza Hut restaurants and delivery units in 28 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Company’s  annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Company’s Form 10-K which can be accessed at www.sec.gov.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations, including our outlook for the first quarter of 2010.  Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct.  NPC’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including lower than anticipated consumer discretionary spending; continued deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; and other factors. These risks and other risks are described in NPC’s filings with the Securities and Exchange Commission, including NPC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC INTERNATIONAL, INC.
Consolidated Statements of Income
(Dollars in thousands)
(Unaudited)

	13 Weeks ended Dec. 29, 2009	% Net Product Sales	14 Weeks ended Dec. 30, 2008	% Net Product Sales
Net product sales	$203,271	100.0%	$189,876	100.0%
Fees and other income	9,086	4.5%	7,334	3.9%
Total sales	212,357	104.5%	197,210	103.9%

Cost of sales	55,870	27.5%	53,191	28.0%
Direct labor	65,296	32.1%	54,405	28.7%
Other restaurant operating expenses	70,235	34.6%	62,636	33.0%
General and administrative expenses	12,212	6.0%	11,494	6.1%
Corporate depreciation and amortization of intangibles	2,951	1.5%	2,372	1.1%
Other	472	0.2%	347	0.2%
Total costs and expenses	207,036	101.9%	184,445	97.1%
Operating income	5,321	2.6%	12,765	6.8%

Other (expense) income:
Interest expense	(7,828)	-3.9%	(8,908)	-4.7%
Miscellaneous	—	0.0%	12	0.0%
(Loss) income before income taxes	(2,507)	-1.3%	3,869	2.1%
Income tax (benefit) expense	(2,247)	-1.2%	671	0.4%

(Loss) income from continuing operations	(260)	-0.1%	3,198	1.7%
Loss from discontinued operations, net of taxes	—	0.0%	(28,565)	-15.1%
Net loss	$(260)	-0.1%	$(25,367)	-13.4%

Capital Expenditures	$5,931		$14,301
Cash Rent Expense	$12,435		$10,361

	52 Weeks ended Dec. 29, 2009	% Net Product Sales	53 Weeks ended Dec. 30, 2008	% Net Product Sales
Net product sales	$845,074	100.0%	$666,829	100.0%
Fees and other income	37,391	4.4%	22,860	3.4%
Total sales	882,465	104.4%	689,689	103.4%

Cost of sales	226,676	26.8%	188,703	28.3%
Direct labor	262,298	31.0%	189,002	28.3%
Other restaurant operating expenses	291,640	34.5%	216,465	32.5%
General and administrative expenses	48,883	5.8%	40,991	6.1%
Corporate depreciation and amortization of intangibles	11,761	1.5%	9,753	1.5%
Other	1,955	0.2%	773	0.1%
Total costs and expenses	843,213	99.8%	645,687	96.8%
Operating income	39,252	4.6%	44,002	6.6%

Other expense:
Interest expense	(31,266)	-3.7%	(33,843)	-5.1%
Miscellaneous	—	0.0%	(7)	0.0%
Income before income taxes	7,986	0.9%	10,152	1.5%
Income tax (benefit) expense	(2,463)	-0.3%	2,628	0.4%

Income from continuing operations	10,449	1.2%	7,524	1.1%
Loss from discontinued operations, net of taxes	(59)	0.0%	(25,578)	-3.8%
Net income (loss)	$10,390	1.2%	$(18,054)	-2.7%

Capital Expenditures	$25,457		$40,815
Cash Rent Expense	$49,783		$35,770

NPC INTERNATIONAL, INC.
Reconciliation of Net Income to Non-GAAP Adjusted EBITDA(1)
(in thousands)
(Unaudited)

	13 Weeks Ending Dec. 29, 2009	14 Weeks Ending Dec. 30, 2008	52 Weeks Ending Dec. 29, 2009	53 Weeks Ending Dec. 30, 2008

Net (loss) income from continuing operations	$(260)	$3,198	$10,449	$7,524
Adjustments:
Interest expense	7,828	8,908	31,266	33,843
Income tax (benefit) expense	(2,247)	671	(2,463)	2,628
Depreciation and amortization	12,849	9,736	51,916	35,155
Net facility impairment charges	421	322	1,368	631
Pre-opening expenses and other	447	353	1,957	1,365
Adjusted EBITDA from continuing operations	19,038	23,188	94,493	81,146
Adjusted EBITDA from discontinued operations	—	2,948	142	12,906
Non-GAAP Adjusted EBITDA	$19,038	$26,136	$94,635	$94,052

Adjusted EBITDA margins from continuing operations	9.4%	12.2%	11.2%	12.2%

(1) The Company defines Non-GAAP Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges and pre-opening expenses. Non-GAAP Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Non-GAAP Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under generally accepted accounting principles.  Non-GAAP Adjusted EBITDA as defined above may not be similar to EBITDA measures of other companies. The Company has included Non-GAAP Adjusted EBITDA as a supplemental disclosure because management believes that Non-GAAP Adjusted EBITDA provides investors a helpful measure for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates.  The Company has substantial interest expense relating to the financing of the acquisition of us in 2006 and substantial depreciation and amortization expense relating to the acquisition of us in 2006 and to our acquisition of units in recent years.  Management believes the elimination of these items, as well as taxes, pre-opening and other expenses and facility impairment charges give investors useful information to compare the performance of our core operations over different periods.

7300 W 129th St
Overland Park, KS 66213